Exhibit (10)(gggg)

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated as of January 27, 2009 is made and entered into by and between Anthony Piszel (“Executive”) and The First American Corporation (“Employer” or the “Company”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Employment of Executive. Subject to the terms and conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment, as Chief Financial Officer of Employer. Executive shall devote Executive’s entire productive time, effort and attention to the business of Employer during the Term (as defined below); provided, however, that nothing in this Agreement shall preclude Executive from continuing to serve as a member of the RehabCare Group, Inc. Board of Directors, including, without limitation, service on any of its committees and service as chairman of any of its committees. Executive will use his best efforts at all times to promote and protect the good name of Employer and Employer’s affiliates (together with Employer, each a “Related Company” and, collectively the “Related Companies”) as well as that of their respective officers, directors, employees, agents, products and services. Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer.

2. Duties To Be Performed. Executive shall perform the duties and have the responsibilities customarily performed and held by a person in a position similar to that set forth in Section 1. Executive shall also perform such other duties as directed by Employer’s Board of Directors and the Chief Executive Officer of Employer or his designee. Any modification made by Employer’s Board of Directors to the duties of Executive shall not constitute a breach of this Agreement.

3. Term of Agreement. The term of employment shall commence on the date of this Agreement and, unless earlier terminated pursuant to the provisions of the Agreement, shall terminate upon the close of business on January 26, 2011 (the “Term”).

4. Compensation. In full payment for Executive’s services, Employer shall provide to Executive compensation and benefits determined in accordance with this Section 4.

4.1 Salary. During the Term, Employer shall pay Executive a base annual salary (the “Base Salary”), before deducting all applicable withholdings, of $500,000 per year, payable at the times and in the manner dictated by Employer’s standard payroll policies, which Base Salary may be increased in the sole and unfettered discretion of the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”). The Base Salary shall be prorated for any partial pay period that occurs during the Term.

4.2 Performance Bonus; Long-Term Incentive Equity Awards. During the Term, in addition to the Base Salary, Employer, as provided in this Section 4.2, shall and, may otherwise, in the sole and unfettered discretion of the Compensation Committee, pay to Executive an annual performance bonus and long-term incentive equity award.

(a) Annual Performance Bonus. For the calendar years 2009 and 2010, Executive shall be eligible for an annual performance bonus as provided in this Section 4.2(a). For calendar year 2009, Executive’s target annual performance bonus shall be $1,000,000 and such bonus shall be not less than $500,000 and not more than $1,500,000, as determined pursuant to criteria established by the Compensation Committee. The annual performance bonus for 2009 shall be payable in March 2010 in such form and otherwise in accordance with the Company’s compensation policies. For calendar year 2010, Executive’s target annual performance bonus shall be $1,000,000 and such bonus shall be not more than $1,500,000, as determined pursuant to criteria established by the Compensation Committee. There shall be no minimum guaranteed bonus for calendar year 2010. The annual performance bonus for 2010 shall be paid in March 2011 in such form and otherwise in accordance with the Company’s compensation policies. Executive acknowledges and agrees that the Company’s compensation policies currently provide that annual performance bonus compensation shall be paid in a mixture of cash and restricted stock units (“RSUs”).

(b) Long-Term Incentive Equity Awards. For each calendar year during the Term, Executive shall be eligible to receive long-term RSUs (often referred to as Other Restricted Stock Units) (“Long-Term RSUs”), in such final amount, up to a maximum value at the time of grant of $500,000, and otherwise subject to such terms as may be determined by the Compensation Committee, provided that such terms are substantially similar to those terms applicable to grants made to similarly situated executives of the Company at or around the date of the grant to Executive. Executive shall receive a minimum of $250,000 in Long-Term RSUs for 2009.

(c) All RSUs, including, without limitation, RSUs granted pursuant to this Section 4.2 and Section 4.3, shall be granted at such times as is consistent with the Company’s standard policies and procedures for granting RSUs. Any RSUs granted under this Agreement shall be subject to the same restrictions and provisions of RSUs granted to other similarly situated employees of Employer, including the execution and delivery by Employee of an award agreement in the form required by the Company. Without limiting the generality of the foregoing, any RSUs granted pursuant to this Agreement shall be granted in accordance with, and subject to the provisions of, The First American Corporation 2006 Incentive Compensation Plan (the “Plan”). In the event there are insufficient RSUs available under the Plan, the Plan has been terminated, the registration statement on which the Plan is registered has been suspended or is otherwise not in effect or the issuance of any of the RSUs would violate the Plan, then amounts payable in RSUs which as a result cannot be granted in RSUs shall be paid in cash. The Plan and all other employee benefit or welfare plans are subject to modification, change or elimination in the Company’s sole discretion.

4.3 Sign-On Compensation. Executive shall receive the following “sign-on” compensation:

(a) On the first grant date (currently anticipated to be March 2, 2009) following commencement of Executive’s employment with the Company, Executive shall be granted $500,000 in RSUs, which RSUs shall be Long-Term RSUs, shall vest

20% per year for five (5) years and otherwise subject to such terms as may be determined by the Compensation Committee, provided that such terms are substantially similar to those terms applicable to grants made to similarly situated executives of the Company at or around the date of the grant to Executive.

(b) Executive shall receive a $250,000 cash bonus on or before January 30, 2009. This sign-on bonus shall be 100% recoverable by the Company if Executive terminates his employment for any reason before the first anniversary of his employment with the Company, or if Executive is terminated by the Company for any of the reasons set forth in Section 5.2 below before the first anniversary of his employment with the Company. The sign-on bonus shall be 50% recoverable by the Company if Executive terminates his employment for any reason between the first and second anniversary of his employment with the Company, or if Executive is terminated by the Company for any of the reasons set forth in Section 5.2 below between the first and second anniversary of his employment with the Company. Any such repayment shall be paid to the Company by Executive within thirty (30) days of his termination.

4.4 Benefits. Executive shall, subject to the terms and conditions of any applicable benefits plan documents and applicable law, be entitled to receive all benefits of employment generally available to other similarly situated executives of Employer when and as he become eligible for them, including medical, dental, life and disability insurance benefits. Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives of Employer and does not single out Executive.

4.5 Relocation Expenses. Executive shall be eligible for reimbursement of up to $250,000 in relocation expenses, which reimbursement shall be subject to and evidenced by the Company’s standard relocation agreement for similarly situated executives. Such relocation agreement is expressly incorporated by reference herein.

4.6 Taxes and Withholdings. Employer may deduct from all compensation payable under this Agreement to Executive any taxes or withholdings Employer is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

5. Termination.

5.1 Termination Upon Death. The Term (and Executive’s employment) shall automatically terminate with immediate effect upon the death of Executive.

5.2 Termination by Employer. Notwithstanding anything in this Agreement to the contrary, express or implied, the Term (and Executive’s employment) may be terminated immediately by Employer (by delivery of written notice specifying that termination is made pursuant to this Section 5.2) as follows:

(a) Whenever Executive is not physically or mentally able (with reasonable accommodation) to perform the essential functions of Executive’s job;

(b) For “Cause,” which shall be defined as: (i) embezzlement, theft or misappropriation by the Executive of any property of any of the Related Companies; (ii) Executive’s willful breach of any fiduciary duty to Employer; (iii) Executive’s willful failure or refusal to comply with laws or regulations applicable to Employer and its business or the policies of Employer governing the conduct of its employees; (iv) Executive’s gross incompetence in the performance of Executive’s job duties; (v) commission by Executive of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of Executive to perform duties consistent with a commercially reasonable standard of care; (vii) Executive’s refusal to perform Executive’s job duties or to perform reasonable specific directives of Executive’s supervisor or his successor or designee and the Board of Directors of Employer; or (viii) any gross negligence or willful misconduct of Executive resulting in a loss to Employer or any other Related Company, or damage to the reputation of Employer or any other Related Company; or

(c) Upon the occurrence of any material breach (not covered by any of clauses (i) through (viii) of Section 5.2(b) above) of any of the provisions of this Agreement, it being agreed that for all purposes under this Agreement any violation of any of the provisions of Sections 1, 6, 7 and 8 shall be deemed to be a material breach of this Agreement.

5.3 Termination by Executive.

(a) Executive may terminate the Term (and Executive’s employment) by giving two weeks written notice Employer.

(b) Executive may terminate the Term (and Executive’s employment) for any reason, and with the effect described in Section 5.5(a), during the thirty (30) day period commencing on the six (6) month anniversary of a Change-in-Control.

(c) For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.

(ii) The sale, transfer, or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(iii) A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (i) are directors of the Company as of the date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv) Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least twenty-five percent (25%) of the total voting power of the Company’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities increases to twenty-five percent (25%) or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least twenty-five percent (25%) of the total voting power represented by the Company’s then outstanding voting securities.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. For the avoidance of doubt, a Change in Control shall not include a distribution of the stock or other equity of any Related Company to the shareholders of Employer.

5.4 Termination by Employer without Cause. Employer may terminate the Term (and Executive’s employment) by giving two weeks written notice to Executive. A termination made pursuant to this Section 5.4 is a “termination Without Cause.” A termination made pursuant to Section 5.2 (and satisfying the notice requirement set forth therein) shall under no circumstance be considered a termination Without Cause.

5.5 Rights and Obligations Upon Termination.

(a) In the event of Employer’s termination of the Term (and Executive’s employment) pursuant to Section 5.4 (which, for the avoidance of doubt, is a termination Without Cause), or Executive’s termination of the Term (and Executive’s employment) pursuant to Section 5.3(b) (which, for the avoidance of doubt, is a termination by Executive following a Change in Control) Employer shall pay Executive:

(i) his Base Salary and accrued vacation through the date of termination, paid within 5 days following the termination date (or earlier if required by law);

(ii) any annual bonus earned for any fiscal year completed before the date of termination that remains unpaid as of the date of termination, paid within 5 days following the termination date (or earlier if required by law); and

(iii) an amount (the “Severance Amount”) equal to the sum of (A) his Base Salary as set forth in Section 4.1 which would otherwise have been payable to Executive during the remaining balance of the Term had Executive’s employment not been so terminated and (B) if such termination occurs after the payment of the annual performance bonus for 2009 or after the annual performance bonus for 2009 is earned and is payable pursuant to Section 5.5(a)(ii), an amount equal to annual performance bonus for 2009 or, if such termination occurs before the payment of the annual performance bonus for 2009, $1,000,000 (with the understanding that no performance bonus for 2009, including the minimum amount with respect thereto, shall be payable). Fifty percent (50%) of the Severance Amount will be paid on the first business day following the 12-month anniversary of the date of termination and fifty percent (50%) will be paid in twelve installments equal to 1/24th of the Severance Amount, the first payment of which will be made on the 29th day following termination and the remaining eleven payments of which will be made on the first business day of each calendar month thereafter

For the purpose of determining the amount of the annual performance bonus for 2009 under Section 5.5(a)(iii), the value of (1) the portion of any annual bonus paid in the form of restricted stock or RSUs shall be determined by multiplying the number of restricted shares or RSUs granted by the closing price of the restricted shares or stock underlying the RSUs on the grant date and (2) the portion of any annual bonus paid in the form of stock options or other equity (excluding restricted stock or RSUs) shall be determined using the methodology utilized by Employer for determining the cost of such stock option or other equity for financial reporting purposes, but without giving effect to the amortization of such stock option or other equity. For the avoidance of doubt, the Severance Amount shall not include any Long-Term RSUs or other long-term incentive equity awards and any compensation paid or granted pursuant to Sections 4.2(b), 4.3 or 4.5.

In exchange for Employer’s agreement to pay the Severance Amount, Executive agrees to execute (within 21 days following the date of termination of employment), deliver and not revoke (within the time period permitted by applicable law) a general release of the Related Companies and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever, including all such claims arising from or in connection with Executive’s employment or termination of employment with Employer or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by Employer. Executive’s right to receive the Severance Amount is conditioned upon the release described in the preceding sentence becoming irrevocable and shall immediately cease in the event that Executive violates any of the provisions of Sections 6, 7 and 8. Apart from the payments set forth in this Section 5.5(a) and the benefits to which Executive may be entitled under the Employment Arrangements (as defined below), upon such termination Employer shall have no further liability whatsoever to Executive.

(b) In the event of the termination of the Term (and Executive’s employment) pursuant to Sections 5.1, 5.2 or 5.3(a) or, if Executive’s employment does not continue on an at-will basis or pursuant to another agreement, upon the expiration of the Term, Employer shall be obligated to pay Executive (or, in the case of a termination under Section 5.1, Executive’s heir or successor) the Base Salary and vacation accrued hereunder through the date of termination and any annual bonus earned for any fiscal year completed before the date of termination, in each case, that remains unpaid as of the date of termination. Apart from the payments set forth in this Section 5.5(b) and the benefits to which Executive may be entitled under the Employment Arrangements, upon such termination or expiration, as the case may be, Employer shall have no further liability whatsoever to Executive.

(c) If Executive gives notice of termination of employment or if it becomes known that Executive’s employment will otherwise terminate in accordance with its provisions, Employer may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.

(d) In the event that any payment or benefit received or to be received by Executive under this Agreement and all other arrangements or programs, including any acceleration of vesting of stock options, restricted stock, restricted stock units, deferred compensation, or long-term incentive awards (collectively, the “Payments”), would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in good faith by Employer’s independent auditors, then the portion of the Payments that would be treated as parachute payments under Section 280G of the Code shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount (as defined below).

For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Payments that would result in no portion of the Payments being considered parachute payments under Section 280G of the Code. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In addition, with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement or otherwise) that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” and that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6. Restrictive Covenants

6.1 Access to Trade Secrets and Confidential Information. Executive acknowledges and agrees that in the performance of Executive’s duties of employment Executive will be brought into frequent contact with existing and potential customers of Employer and the other Related Companies throughout the world. Executive also agrees that trade secrets and confidential information of Employer and the other Related Companies gained by Executive during Executive’s association with Employer and the other Related Companies have been developed by Employer and the other Related Companies through substantial expenditures of time, effort and money and constitute valuable and unique property of Employer and the other Related Companies, and Employer and/or the Related Companies will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, Executive should disclose or improperly use such confidential information and trade secrets in violation of the provisions of this Section 6. Executive further understands and agrees that the foregoing makes it necessary for the protection of the businesses of Employer and the other Related Companies that Executive not compete with Employer or any other Related Company during his or her employment, as further provided in this Section 6.

6.2 Non-Compete and Non-Solicit. While employed by Employer and, if Executive is terminated Without Cause, until the one (1) year anniversary of the termination date, Executive will not, directly or indirectly, engage in or render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is in competition with Employer or any other Related Company anywhere in the world. In accordance with this restriction, but without limiting its terms, Executive will not:

(a) enter into or engage in any business which competes with the business of Employer or any other Related Company;

(b) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of Employer or any other Related Company;

(c) divert, entice, or take away any customers, business, patronage or orders of Employer or any other Related Company or attempt to do so; or

(d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Employer or any other Related Company.

Section 12 notwithstanding, Employer’s sole remedy for a breach of this Section 6.2 subsequent to Executive’s termination Without Cause shall be termination of Employer’s obligation to make further payments of any Severance Amount pursuant to Section 5.5(a)(iii) and, for the avoidance of doubt, Employer shall not be entitled to monetary damages in the event of any such breach.

6.3 Scope of Restricted Activities. For the purposes of Section 6.2, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a stockholder, partner, joint venturer, Executive, agent, salesperson, consultant, officer and/or director of, or by virtue of the ownership by Executive’s spouse, child or parent of any equity interest in, any firm, association, partnership, corporation or other entity engaging in any or all of such activities; provided, however, Executive’s or Executive’s spouse’s, child’s or parent’s ownership of less than one percent (1%) of the issued equity interest in any publicly traded corporation shall not alone constitute a violation of this Agreement.

6.4 Scope of Covenants. Employer and Executive acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in such Sections to be reasonable and necessary for the protection of the interests of the Related Companies, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each provision of such Sections shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

7. No Solicitation/Interference. Executive will not directly or indirectly, at any time during the Term and the 12-month period after termination of Executive’s employment attempt to disrupt, damage, impair or interfere with Employer’s or any other Related Company’s business by raiding any of Employer’s or such other Related Company’s Executives or soliciting any of them to resign from their employment by Employer or such other Related Company, or by disrupting the relationship between Employer or any other Related Company and any of their respective consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable Employer and the other Related Companies to maintain a stable workforce and remain in business.

8. Nondisclosure of Confidential Information. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with Employer, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of Employer, any other Related Company or any of its respective customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, Employer’s and any other Related Company’s unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by Employer, any other Related Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Employer or another Related Company, as the case may be, to maintain the secrecy of such information, that such information is the sole property of Employer or another Related Company and that any retention and use of such information or rights by Executive during his employment with Employer (except in the course of performing his duties and obligations hereunder) or after the termination of his employment shall constitute a misappropriation of Employer’s or another Related Company’s trade secrets, rights or other property.

9. Return of Company Property. Executive agrees that upon termination of Executive’s employment with Employer, for any reason, Executive shall return to Employer, in good condition, all property of Employer and the other Related Companies, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8 of this

Agreement. In the event that such items are not so returned, Employer will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

10. Representations and Warranties. Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which Executive is a party or any judgment or decree to which Executive is subject. In addition, Executive represents and warrants that he knows of no reason why he is not physically or legally capable of performing his obligations under this Agreement in accordance with its terms. Executive hereby indemnifies the Related Companies and shall hold harmless the Related Companies from and against all liability, loss, cost, or expense, including, without limitation, reasonable attorneys’ fees and expenses, incurred by any Related Company by reason of the inaccuracy of Executive’s representations and warranties contained in this Section 10.

11. Survival. Each of the representations, warranties and covenants set forth in Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 of this Agreement shall survive and shall continue to be binding upon Employer and Executive notwithstanding the termination of Executive’s employment or the expiration of the Term for any reason whatsoever.

12. Breach by Executive. Executive is obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement particular value. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right during the Term and any period of non-competition governed by this Agreement, to seek injunctive relief against breach or threatened breach of this Agreement by Executive or the performance of services, or threatened performance of services, by Executive in violation of this Agreement, or both.

13. Controlling Law. This Agreement constitutes a welfare plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). To the extent not governed by ERISA, this Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles.

14. Notices. Any notice to Employer required or permitted under this Agreement shall be given in writing to Executive, either by personal service or by registered or certified mail, postage prepaid, addressed to the Chief Executive Officer of Employer, or equivalent, with a copy to the General Counsel of Employer, at Employer’s then principal place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at his home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided by this Section.

15. Amendments. This Agreement may be amended only by written agreement of each of the parties to this Agreement.

16. Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided that if Executive breaches Section 6 and if Section 6 is finally determined to be unenforceable, the payment obligations of Section 5.5(a)(iii) and Section 5.5(c) shall be deemed void ab initio.

17. Assignment. Executive shall not transfer or assign this Agreement or any part thereof. Employer reserves the right to transfer or assign this Agreement to any organization associated with it or any successor organization; provided, however, that Employer may assign this Agreement to any Related Company the stock or other equity of which is distributed to the shareholders of Employer and which, at the time of such distribution, agrees to employ Executive and assume Employer’s obligations under this Agreement.

18. Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any party other than Employer, the other Related Companies, Executive and their respective successors and permitted assigns.

19. Integration. This Agreement; any stock option, restricted stock, stock appreciation right or other equity compensation plan of Employer or any other Related Company (including, without limitation, The First American Corporation 2006 Incentive Compensation Plan) and any award agreement entered into thereunder; any pension plan and pension restoration plan or Employer or any Related Company; any deferred compensation plan of Employer or any other Related Company; any other employee benefit plan of Employer or any other Related Company; any change-of-control or similar agreement to which Employer and/or and Related Party and Executive are parties; and any amendment, restatement or successor to any of the foregoing (the foregoing, collectively, the “Employment Arrangements”) contain the entire Agreement between the parties and supersedes all prior verbal and written agreements, understandings, commitments and practices between the parties. The benefits conferred upon Executive pursuant to this Agreement shall be in addition to the benefits provided for under the other Employment Arrangements; provided, however, that duplicative benefits shall not be payable pursuant to this Agreement and any other Employment Arrangement and, for the avoidance of doubt, none of the benefits provided in this Agreement shall be payable to the extent they are otherwise payable under the other Employment Arrangements.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

“EXECUTIVE”		“EMPLOYER”

/S/ ANTHONY PISZEL		THE FIRST AMERICAN CORPORATION
ANTHONY PISZEL

		By:	/S/ PARKER S. KENNEDY
Parker S. Kennedy

		Its:	Chairman and Chief Executive Officer

Date:	January 27, 2009	Date:	January 27, 2009